Exhibit 4.2

SHARE REMUNERATION PLAN FOR BBVA DEFINED

GROUP IN THE UNITED STATES

As Amended and Restated Effective July 7, 2020

Preamble

This Share Remuneration Plan for BBVA Defined Group in the United States (the “Plan”), formerly known as the Share Remuneration Plan for BBVA Group Management and Certain Risk Functions in the United States, is to provide incentives to employees of Banco Bilbao Vizcaya Argentaria, S.A., a bank organized and existing under the Laws of Spain (“BBVA”), or of its direct or indirect subsidiaries, operating in the United States (including its territories) who are within the Defined Group (as defined below), in order for such incentives to foster persistent value creation for BBVA and its subsidiaries forming part of its consolidated group (the “BBVA Group”), and in order to align the interests of such officers and employees with sound risk management. Awards granted under the Plan are intended to, and will, be consistent with the BBVA Group Remuneration Policy.

The Plan was previously amended and restated effective as of March 28, 2017. The Plan is being further amended and restated effective as of July 7, 2020.

SECTION 1. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a)      “Award” means any Restricted Share Units granted under the Plan.

(b)       “Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award granted under the Plan.

(c)      “BBVA ADS” means an American Depositary Share representing one Share (which ratio may be changed from time to time) as evidenced by one American Depositary Receipt. BBVA ADSs may be Restricted ADSs (as defined below), and all references herein to BBVA ADSs shall include Restricted ADSs unless the context otherwise requires.

(d)       “BBVA Board” means the board of directors of BBVA.

(e)      “Committee” means the Administrative Committee for this Plan, which shall consist of three or more directors or officers of BBVA US or any affiliate of BBVA US or other individuals appointed by the BBVA US Board, or an appropriate committee of the BBVA US Board.

(f)       “BBVA US” means BBVA US Bancshares, Inc., a Texas corporation, and any successor entity thereto.

(g)      “BBVA US Board” means the board of directors of BBVA US.

(h)      “Defined Group” means certain designated officers and/or employees of BBVA, or of any entity that is a direct or indirect subsidiary of BBVA, operating in the United States (including its territories) whose activities are considered to have a material impact on the BBVA Group’s risk profile.

(i)      “Participant” means a member of the Defined Group designated to be granted an Award.

(j)      “Restricted ADS” means a BBVA ADS subject to certain restrictions that is released to a Participant pursuant to an Award under this Plan and further described in Section 7 hereof.

(k)       “Restricted Share Units” means an Award of a unit representing an obligation of BBVA US to deliver one BBVA ADS (which may be a Restricted ADS) for each such unit granted to a Participant pursuant to and subject to the terms and conditions set forth in this Plan and the Award Agreement.

(l)      “Share” means one ordinary share of BBVA with a nominal value of 49 euro cents.

(m)      “Unit Restriction Period” means the time period designated by the Committee in an Award Agreement with such period starting on the date of the initial Award and ending on the date(s) specified by the Committee in the Award Agreement.

SECTION 2. Administration.

(a)      The Plan shall be administered by the Committee. Subject always to compliance with the BBVA Group Remuneration Policy, the Committee shall have full and final authority in its discretion (A) to interpret the provisions of the Plan (and any Award Agreement) and to decide all questions of fact arising in its application, (B) to designate Participants, (C) to determine the Participants to whom Awards shall be made under the Plan, (D) to determine the amount, size, terms and conditions of each such Award, (E) to determine and establish additional terms and conditions not inconsistent with the Plan for any Award granted to a Participant in connection with the Plan, (F) to determine the time when Awards will be granted, (G) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable and (H) to make all other determinations necessary or advisable for the administration of the Plan.

(b)       Notwithstanding Section 2(a) above or anything else to the contrary in the Plan or any Award Agreement, except for Section 9(k) hereof, BBVA shall have the sole authority to: (i) pursuant to the BBVA Group Remuneration Policy, set the relevant performance indicators and determine performance achievement with respect to those indicators; (ii) establish and apply deferral schemes, ex ante and ex post adjustments, retention periods and other rules applicable to Awards, as provided for in the BBVA Group Remuneration Policy; (iii) determine and decide whether circumstances leading to forfeiture and/or clawback of Awards or BBVA ADSs transferred in respect of Awards have occurred under the provisions of the BBVA Group Remuneration Policy, and any consequences thereof; (iv) determine and decide whether the transfer or vesting of BBVA ADSs that are the subject of Restricted Share Units is sustainable in light of the BBVA Group’s situation as a whole, and justified based on the performance of BBVA, the relevant business unit and the relevant Participant, as provided for in the BBVA Group Remuneration Policy; and (v) interpret the provisions of the BBVA Group Remuneration Policy. In the event of a conflict between the provisions of the Plan or an Award Agreement and the BBVA Group Remuneration Policy, the provisions of the BBVA Group Remuneration Policy (as determined in BBVA’s sole discretion) shall control.

(c)       A majority of the Committee shall constitute a quorum, and the action of a majority of members of the Committee present at any meeting at which a quorum is present shall be the act of the Committee. The Committee may also act by unanimous written consent. Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final, conclusive and nonappeallable.

(d)       Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee may be entitled to indemnification and reimbursement by BBVA US in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the fullest extent permitted by law and under any director’s and officers’ liability insurance that may be in effect from time to time. In addition, no member of the Committee and no director, officer or employee of BBVA US or its subsidiaries and affiliates shall be liable for any act, or failure to act hereunder, by any other member or other director, officer or employee of BBVA US or its subsidiaries and affiliates or by any agent to whom duties in connection with the administration of this Plan have been delegated or for any act or failure to act by such member or such director, officer or employee, in all events except in circumstances involving such member’s or such director’s, officer’s or employee’s bad faith, gross negligence, intentional fraud or violation of a statute.

(e)       The Committee may, in its sole discretion, delegate any of its powers to grant Awards under the Plan to any officer of BBVA US deemed appropriate by the Committee; provided, however, that no officer to whom the power to grant Awards under the Plan has been delegated shall have the power to grant Awards under the Plan to himself or herself.

SECTION 3. Eligibility; Participants. Any member of the Defined Group shall be eligible to be designated a Participant.

SECTION 4. Awards Under the Plan. Awards by the Committee under the Plan will be in the form of Restricted Share Units, provided that no Award shall be made under the Plan unless such Award shall comply with all applicable laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed.

SECTION 5. BBVA ADSs Subject to Plan. The total number of BBVA ADSs reserved and available for distribution under the Plan shall be 31,064,512 (including BBVA ADSs awarded prior to the effective date of this amendment and restatement). Such BBVA ADSs shall consist of BBVA ADSs purchased or to be purchased from time to time in open-market or in private transactions by or on behalf of BBVA US. In the event of any change in the outstanding number of Shares of BBVA underlying the BBVA ADSs by reason of, a share split, recapitalization, merger, consolidation, split-up, combination, exchange of shares or otherwise, or in the case of any change in the ratio of BBVA ADSs to Shares, the BBVA US Board or the Committee shall act to ensure that the economic return that the Participants may receive on the settlement of Awards will not be significantly distorted.

SECTION 6. Effective Date. The effective date of this amendment and restatement shall be July 7, 2020. The plan was previously amended and restated on March 28, 2017. The Plan’s original effective date is November 15, 2011.

SECTION 7. Restricted ADSs.

(a)       Evidence of Restriction. Each Restricted ADS shall be subject to such restrictions described in subsection (b) of this Section 7 as may apply and will be evidenced in such manner as the Committee shall determine. If certificates representing Restricted ADSs are registered in the name of a Participant, such certificates shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted ADSs, and, unless otherwise determined by the Committee, BBVA US or its designee shall retain physical possession of the certificate and the Participant shall deliver a stock power to BBVA US, endorsed in blank, relating to the Restricted ADSs covered by such Award. Additionally, and without limiting any other manner in which the Committee shall determine to evidence applicable restrictions associated with Restricted ADSs, if Restricted ADSs are released to Participants by transfer of such shares to one or more accounts in the Participant’s name that are maintained by an administrative agent for the Plan, such account(s), or such shares held in the account(s), shall be subject to transaction or other limitations as may be considered necessary to effectuate the restrictions associated with the Restricted ADSs.

(b)       Restrictions and Conditions. Restricted ADSs released pursuant to an award under this Plan shall be subject to such restrictions and conditions (including the time period during which the restrictions or conditions may apply) as the Committee may determine and which restrictions and conditions shall be reflected in the applicable Award Agreement. It is anticipated that, in the case of restrictions and conditions prohibiting the Participant’s sale, transfer, pledge or assignment of the Restricted ADSs, to the extent practicable, the Participant shall have, with respect to the Restricted ADSs, all of the rights of a holder of BBVA ADSs as defined by the deposit agreement between The Bank of New York Mellon and BBVA, including the right to vote and to receive any dividends.

SECTION 8. Restricted Share Unit Awards.

(a)       Awards.

(i)       Each Award of Restricted Share Units shall be evidenced by an Award Agreement in a form that is not inconsistent with the Plan and the BBVA Group Remuneration Policy, and that the Committee may from time to time approve. The Committee may, but need not, require as a condition of the effectiveness of an Award of Restricted Share Units that the Award be affirmatively accepted by the Participant’s executing an Award Agreement within a designated period (not to exceed ninety (90) days) after the award date.

(ii)      Any Awards granted under this amended and restated Plan shall be subject to the restrictions and conditions described below; provided that any Awards that were granted prior to the effective date of this amendment and restatement shall be administered pursuant to such restrictions and conditions as in effect under the Plan at the time the Award was granted.

(b)       Restrictions and Conditions. The Restricted Share Units awarded pursuant to this Plan shall be subject to the following restrictions and conditions:

(i)       Subject to the provisions of this Plan and the Award Agreements, from the date of grant through the date on which the BBVA ADSs (which may themselves be Restricted ADSs) subject to the Restricted Share Units are transferred to the Participant upon the expiration of the Unit Restriction Period, the Participant shall not have any legal ownership or any other rights relating to the BBVA ADSs that are the subject of the Restricted Share Units. The participant shall not be entitled to any dividend or have any voting rights or any other rights as a shareholder of BBVA until and unless the BBVA ADSs that are the subject of the Restricted Share Units are transferred to the Participant.

(ii)       Upon the expiration of the Unit Restriction Period, the BBVA ADSs (which may themselves be Restricted ADSs) which are the subject of the Restricted Share Units shall be transferred to the Participant on March 1 of the year in which such Unit Restriction Period expires.

(iii)       Subject to the provisions of the Award Agreement and this Section 8, upon termination of employment for any reason, other than Voluntary Termination, Retirement, Early Retirement, Disability, a Severance Plan Termination, in each case as described below, or death, during the Unit Restriction Period, all Restricted Share Units which remain outstanding on the date of such termination of employment shall be forfeited by the Participant, except as otherwise provided in the Award Agreement.

(iv)       Notwithstanding anything in this Plan or the terms and conditions of a Participant’s applicable Award Agreement to the contrary, in accordance with the BBVA Group Remuneration Policy and Sections 8(b)(v) and 8(b)(vi) below, all of a Participant’s unvested Restricted Share Units shall be subject to forfeiture, and any BBVA ADSs transferred to a Participant pursuant to an Award may be clawed back, due to a downturn in the financial performance of BBVA as a whole, or of a specific unit or area, or due to exposures generated by a Participant, when such downturn in financial performance arises from any of the following circumstances (each, a “Triggering Event”):

(1)       Misconduct, fraud, or serious infringement of the BBVA Group’s Code of Conduct and other applicable internal rules by the Participant;

(2)       Regulatory sanctions or judicial convictions due to events that could be attributed to a specific unit or to the staff responsible for such events;

(3)       Significant failure of risk management committed by BBVA or by a business or risk control unit, to which the willful misconduct or gross negligence of the Participant contributed;

(4)       Restatement of BBVA’s annual accounts, except where such restatement is due to a change in applicable accounting standards or regulation.

(v)       To determine if any unvested Awards will be forfeited and if any BBVA ADSs transferred to a Participant pursuant to an Award will be clawed back, BBVA will review the Participant’s performance and/or behavior that may have contributed to the Triggering Event. Both forfeiture and clawback will apply, as applicable, to Awards (and any BBVA ADSs transferred in respect of such Awards) granted in respect of the financial year in which the Participant’s performance and/or behavior that may have contributed to the Triggering Event occurred.

(vi)       Notwithstanding the foregoing, in the event that a Triggering Event gives rise to a Participant’s termination of employment with the BBVA Group due to a material breach of duty, any unvested Restricted Share Units granted to a Participant, whether or not granted in respect of the financial year in which the Triggering Event occurred, may be subject to forfeiture.

(vii)       Notwithstanding any other provision of the Plan or of any Award Agreement to the contrary, any BBVA ADSs that are the subject of Restricted Share Units will be transferred to a Participant or will vest only if such transfer or vesting is sustainable in light of the BBVA Group’s situation as a whole, and justified based on the performance of the Bank, the relevant business unit and the relevant Participant.

(c)       The following terms shall have the meanings provided hereafter:

(i) “Retirement” shall refer to a Participant's voluntary termination of employment at any time after attaining age 65.

(ii) “Early Retirement” shall refer to a Participant's voluntary termination of employment at any time after attaining age 55, provided that, at such time, the Participant shall have been continuously employed by one or more employers within the BBVA Group of companies for at least ten (10) years.

(iii) “Disability” shall exist if BBVA US determines that the Participant is disabled as defined in the Compass SmartInvestor 401(k) Plan, or any successor plan, as such plan may be amended from time to time, or according to such other reasonable standard that BBVA US may apply, in its sole discretion. As an express condition of the applicability of this subparagraph (iii), the Participant must agree to cooperate with BBVA US in determining whether the Participant is disabled, including without limitation providing documentation from health care providers and submitting to medical examinations upon request by BBVA US.

(iv) “Severance Plan Termination” shall refer to a termination within the meaning of the Compass Severance Pay Plan (the “Severance Pay Plan”), as the Severance Pay Plan may exist from time to time (including any amendment to, modification of, addition to, deletion from, or replacement of the Severance Pay Plan), that results in eligibility for benefits under the Severance Pay Plan. Notwithstanding anything to the contrary herein, this provision is not intended to, and does not, constitute a guarantee or promise that the Severance Pay Plan (in its current or any future form) will be continued. For purposes of this Plan only, “Severance Plan Termination” shall also refer to any mutual separation agreement which may be entered into by the Participant and the BBVA Group employer, provided that such agreement expressly addresses the disposition of an Award under this Plan.

(v) “Voluntary Termination” shall refer to a termination of employment not due to Retirement, Early Retirement, Disability or a Severance Plan Termination; provided, however, to be eligible for Voluntary Termination, a Participant shall not have committed a material violation of the BBVA Group’s Code of Conduct or other policies or internal controls, as determined by BBVA US’s senior Talent & Culture executive or designee in his or her sole and absolute discretion.

SECTION 9. General Provisions.

(a)       Governmental or Other Regulations. Each Award under the Plan shall be subject to the requirement that if, at any time, the Committee shall determine that (i) the listing, registration or qualification of the BBVA ADSs subject or related thereto upon any securities exchange or under any state, federal or foreign law, (ii) the consent or approval of any government regulatory authority, or (iii) an agreement by the recipient of an Award with respect to the disposition of the BBVA ADSs, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the delivery of BBVA ADSs thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee. As a condition to the grant of an Award under the Plan, the Participant shall agree, and each such Participant shall be deemed to have agreed by virtue of his or her acceptance of an Award or any benefit or value derived from an Award, to execute any documents, to make any representations, to effect any restrictions on transferability and to take any action which in the good faith belief of the Committee is required by any applicable law, ruling or regulation.

(b)       No Additional Rights. Nothing in the Plan, any Award, or in any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment of BBVA, BBVA US or any of their affiliates or affect any right which any of them may have to terminate the employment of the Participant.

(c)       Withholding. Whenever BBVA US is required to transfer BBVA ADSs under the Plan, BBVA US or any subsidiary of BBVA US shall require the recipient to remit to BBVA US or such subsidiary an amount sufficient to satisfy any foreign, federal, state or local withholding tax requirements prior to the transfer of such BBVA ADSs. Any Participant failing to satisfy such withholding payments as administratively prescribed by BBVA US shall forfeit his or her Award.

(d)       Non-Assignability. Unless otherwise determined by the Committee and reflected in the applicable Award Agreement, no Award under the Plan shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. A transferee of an Award shall have only those rights that the Participant would have had had the Award not been transferred. In addition, if the Committee allows an Award to be transferable or assignable, such Award shall be subject to such additional terms and conditions as the Committee deems appropriate.

(e)       Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. Nothing set forth herein shall give any such Participant any rights that are greater than those of a general creditor of BBVA US. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver BBVA ADSs with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

(f)       Non-Uniform Determination. The Committee’s determinations under the Plan (including, without limitation, determinations of the members of the Defined Group to receive Awards, the form, amount and timing of such Awards, the terms and provisions of Awards and the Award Agreements) need not be uniform and may be made by it selectively among members of the Defined Group who receive, or are eligible to receive, Awards under the Plan, whether or not such members of the Defined Group are similarly situated.

(g)       Amendment or Termination. The Committee or the BBVA US Board may amend, modify, suspend or terminate the Plan at any time. The termination or any modification, suspension or amendment of the Plan shall not adversely affect a Participant’s rights under an Award previously granted without the consent of such Participant. The Committee or the BBVA US Board may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant or permitted transferee without his or her consent, except and unless such prospective or retroactive amendment is, in the good faith belief of the Committee, necessary to comply with any applicable state, federal or foreign law, including without limitation any such law applicable to BBVA or BBVA US.

(h)       No Restriction on Right of BBVA to Effect Corporate Changes. Nothing in the Plan shall affect the right or power of BBVA or BBVA US or their shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in BBVA’s or BBVA US’s capital structure or its business, or any merger or consolidation of BBVA or BBVA US, or the dissolution or liquidation of BBVA or BBVA US, or any sale or transfer of all or any part of its assets or business of BBVA or BBVA US, or any other act or proceeding, whether of a similar character or otherwise.

(i)       Award Agreement. The prospective recipient of an Award under the Plan shall execute an Award Agreement evidencing the Award and deliver a fully executed copy thereof to BBVA US if the Committee determines to impose such a requirement as a condition to the effectiveness of an Award.

(j)       Construction of Plan. The validity, interpretation, and administration of the Plan and of any rules, regulations, determinations, or decisions made thereunder, and the rights of any and all members of the Defined Group or Participants having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Alabama.

(k)       Section 409A of the Internal Revenue Code. The Plan, any Award Agreement, and all Awards granted hereunder are intended to comply, and to be operated in all respected in compliance with Section 409A of the Code (“Section 409A”) by requiring payment at a specified time as set forth in Regulation Section 1.409A-3(a)(4). All provisions of this Plan and any Award Agreement or related document shall be interpreted or construed so as to meet the requirements of Section 409A and no action, amendment or termination of the Plan, including any action taken by BBVA pursuant to Section 2(b) of the Plan, shall be effective to the extent that it would cause the Plan, any Award Agreement, or any Award to violate the requirements of Section 409A. The Committee shall have the discretion to modify or amend any provision of the Plan, any Award Agreement or any Award issued under the Plan, or any other agreement or arrangement contemplated by the Plan that is found not to comply with the provisions of Section 409A if such modification or amendment is deemed to be reasonably necessary to comply with Section 409A.